Exhibit 4.20

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

TENANCY AGREEMENT

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

TENANCY AGREEMENT

Landlord (hereinafter referred to as “Party A”): Beijing Torch Innovation Technology Development Co., Ltd.

Business Licence No.: 1101082678756

Tenant (hereinafter referred to as “Party B”): NetEase Information Technology (Beijing) Co., Ltd.

Business Licence No.: Qi Du Jing Zong Fu Zi No. 014137

In accordance with the Contract Law of the People’s Republic of China and the relevant regulations, and based on the principles of mutual benefits and creditworthiness, the parties hereto have unanimously agreed to enter into this Agreement in order to clearly define their respective rights and obligations.

Article 1 Premises

1.	The premises are located at Room D2601, D2701 and D2801 of 26, 27 and 28 floor(s), block D, Qidi Technology Building ( ) (Torch Building ( )), Tower No. 8, Tsinghua Science Park, No.1 Zhongguan Village East Road, Haiding District, Beijing, China. Party A agrees to lease the premises (see the drawing attached hereto) in good condition and in the state as it is to Party B for its office use. These premises have a total gross floor area of 4,353.87 sq.m. (based on the data recorded at the survey after an inspection and acceptance).

2.	The premises leased to Party B shall be used for (office) purposes. Party B shall not change the use of such premises without the written approval of Party A.

Article 2 Tenancy

1.	The tenancy shall be for a term of 3 years and 3 months (being 39 calendar months) from March 1, 2006 to May 31, 2009. Party B shall be given a rent-free period of 7 months in total with the 1st rent-free period from March 1, 2007 to May 31, 2007, the 2nd rent-free period from April 1, 2008 to May 31, 2008, and the 3rd rent-free period from April 1, 2009 to May 31, 2009, during which, the rent of the premises shall be exempted but Party B shall pay to Party A the property management fee (to be calculated at a rate of RMB0.9/day/sq.m. for office space).

2.	Party B shall be given a renovation period of 3 months (being 92 days) from March 1, 2006 to May 31, 2006, during which, the rent of the premises shall be exempted and the property management fee shall be charged at a rate of RMB0.9/day/sq.m..

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

3.	Upon expiry of the tenancy, Party A shall have the right to take back the premises and Party B shall surrender the same as scheduled.

4.	If Party A and Party B intend to renew this Agreement 3 months prior to its expiry, the parties hereto may negotiate the conditions for renewal of the same and sign a new tenancy agreement. Party B shall have the priority right over other potential tenants to lease the premises, provided that the same conditions are offered.

Article 3 Rent and Property Management Fee

1.	The rent and property management fee of the premises shall be RMB3.59/sq.m. per day and RMB0.9/sq.m. per day, respectively. The average monthly rent and property management fee of the premises shall be RMB475,424.46 and RMB119,187.19, respectively, all of which will add up to an amount of RMB594,611.65 per month.

2.	The initial payment shall be made during the period from June 1, 2006 to August 31, 2006.

3.	Party B shall, within 5 working days after the Agreement becomes effective, initially pay to Party A the rent and the property management fee, as well as the property management fee for a 92-day renovation period, totalling RMB2,144,335.39.

4.	Method of Payment

Payment on a quarterly basis: Payment shall be made once every three months. Upon receipt of a demand note for rent and property management fee (which note shall contain a breakdown of payment) and a valid invoice issued under Article 7(2) hereof from Party A, Party B shall settle the payment in full at least 5 working days prior to a new quarter. The time of payment shall be postponed if the date on which the payment is made is a national statutory holiday.

Party B shall pay a late fine of 3% of the monthly rent for any amount overdue that has not been paid. If the payment has not been made for over 30 days, Party A shall have the right to terminate this Agreement and to deal with it in accordance with Article 10.3 hereof.

5.	Party B shall credit the rent and the property management fee of each quarter by way of transfer to a bank account designated by Party A.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

The details of the bank account designated by Party A are as follows:

Name of the Bank:	Beijing Tsinghua Science Park Sub-branch, China Construction Bank

Name of Holder:	Beijing Torch Innovation Technology Development Co., Ltd.

Account No.:	11001079900053002113

In the event of any change of the bank account designated by Party A during the performance hereof, Party A shall ensure that it will notify Party B in writing of such change prior to any transfer, failing which, all losses incurred thereby shall be borne by Party A.

Article 4 Security Deposit

1.	When the Agreement becomes effective, Party B shall pay to Party A the security deposit that is equivalent to three months’ rent and three months’ property management fee, totalling RMB1783834.95. Party A shall provide Party B with a valid invoice in respect thereof under Article 7(2) hereof. If Party B decides not to renew this Agreement upon its expiry, Party A shall fully refund the security deposit (without interest) to Party B within 5 days after the withdrawal by Party B from the leasing zone and its full performance of this Agreement.

2.	No security deposit shall be refunded if this Agreement is terminated by Party B during the tenancy, and such termination shall be handled in accordance with Article 10.3 hereof.

3.	Party B shall not use the security deposit to offset against any rent and property management fee in arrear, and other costs payable at any time during the tenancy.

Article 5 Other Costs

1.	Any expenses in connection with the supply of water and electricity, and telephone, as well as other costs, shall be borne by Party B. After checking any demand note issued by a property management company (which note shall contain a breakdown of payment), Party B shall make payment in respect thereof to the property management company. The charge rate of such expenses and cost shall be determined by the parties hereto in accordance with applicable national regulations.

2.	Party B shall be solely responsible for all consequences arising from the failure on its part to pay or delay in paying the above costs. It shall also be liable to make compensation for any losses suffered by Party A as a result of its failure to pay the above costs.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

Article 6 Rights and Obligations of Party B

1.	Party B shall ensure that it will, during its occupation of the premises for use, act in compliance with applicable laws, regulations and rules, and strictly observe the relevant requirements of the PRC laws, and shall not conduct any illegal activities in the leasing zone nor cause harm to the public interests or others’ interests.

2.	With regard to all of the immovable properties in the leasing zone (including fixtures and fittings, and any facilities and equipment attaching thereto) and all of the movable properties in the leasing zone at the time of its acceptance of the tenancy, Party B shall, within 10 days of the expiry of this Agreement or its termination due to any other reasons, return them to Party A in a condition that is the same as the time when the tenancy is accepted. Party B shall have the right to dispose of its own properties. If Party B fails to restore any portion of the leasing zone that has been renovated to its original condition within such 10-day period, Party A shall deem it as a waiver by Party B of its right.

3.	Party B shall promptly repair or make compensation in respect of any damages or breakdown of facilities in the leasing zone due to its improper and unreasonable use. If Party A repairs the same for Party B, such cost arising therefrom shall be borne by Party B.

4.	Party B shall not change the use of the leasing zone stipulated herein without authorization. The leasing zone shall be freely operated by Party B, which will be solely responsible for its own profit and loss. Party B shall take responsibility for all creditor’s rights, indebtedness, disputes and litigations arising from its operation and Party A shall not be in any way liable for it. Party B shall not create any mortgage or guarantee over the premises in favour of any institutions, units or individuals. Party B will be deemed as a breach of this Agreement if it changes the use of the leasing zone stipulated herein without authorization, and Party A shall then have the right to unilaterally terminate this Agreement prior to its expiry and to pursue Party B for its liability for such breach.

5.	Party B shall not transfer nor sub-let the premises without the consent of Party A. Otherwise, Party B shall be deemed as a breach of this Agreement and Party A shall have the right to unilaterally terminate this Agreement. The security deposit paid by Party B shall belong to Party A.

6.	Party B shall commence any renovation work or plan for renovation and redevelopment in the leasing zone only after the same is approved by Party A and submitted to the property management department for examination and written

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

approval, and the formalities in connection therewith are dealt with in accordance with the requirements of Beijing with regard to fire prevention and renovation work. Following the completion of the renovation work or plan for renovation and redevelopment, the inspection and acceptance shall be done by Party A or the property management department and the competent fire department. If Party B proceeds the renovation work or plan for renovation and redevelopment not in compliance with the above requirements, Party A shall have the right to demand for an immediate termination thereof, refuse to hand over the premises, request Party B to continue to perform this Agreement and to restore the premises into its original state. All costs incurred thereby shall be borne by Party B.

7.	Party B shall be under an obligation to keep the rental charge set by Party A in strict confidence.

8.	Party B shall be responsible for the fire prevention of the leasing zone. Party B shall sign a fire prevention and security responsibility letter with Party A or its designated property management company in order to put in place the system of fire prevention and security responsibility.

9.	Party B shall take out property insurances in respect of its properties within the leasing zone. If Party B does not take out such insurances, it shall be liable for any loss suffered by itself and others resulting from its mismanagement of the leasing zone during the tenancy, and Party A will not be in any way liable for it.

Article 7 Rights and Obligations of Party A

1.	Party A shall hand over the leasing zone to Party B at the time when this Agreement becomes effective. In the event that Party A fails to hand over the leasing zone to Party B as scheduled, the date on which the tenancy commences will be postponed and Party A shall be liable to Party B for its breach of this Agreement in accordance with Article 9(1) hereof. Party B shall have the right to terminate this Agreement if the handover of the leasing zone is delayed for over 15 working days.

2.	When settling the costs, Party A shall issue to Party B a valid invoice marked with an amount equivalent to the sum to be settled, and a demand note for property management fee issued by the property management company shall be provided by Party A. If Party A is unable to issue a valid invoice or any invoice issued is not in compliance with applicable national regulations, Party A shall re-issue the invoices again and assume liability associated with it accordingly.

3.	During the term of this Agreement, Party A shall pay housing tax, land use right tax and related taxes in respect of the leasing zone in accordance with applicable national regulations.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

4.	Party A shall not interfere the normal business operation of Party B.

5.	Party A or its entrusted party shall repair and maintain any facilities and equipment in the public areas at later stage.

6.	Party A shall take out property insurances for the whole building.

7.	Party A shall not, during the tenancy, recover the premises without any giving reasons. In the event of any recovery of the premises prior to the expiry hereof, Party A shall assume the liability for any breach of this Agreement under Article 9 hereof. Party A shall be liable to make compensation for any economic loss suffered by Party B due to the recovery by Party A of the premises prior to the expiry hereof.

8.	The building shall be kept in good condition. Party A shall not be liable for any loss suffered by Party B in connection with the disruption of normal operation of any facilities in the building or normal supply of water, electricity, gas and air-conditioning caused by the fault of Party A, whether inadvertently or negligently. In addition, all provisions of this Agreement, and the obligations of Party B to pay rent and other costs hereunder shall not be affected thereby. Party A shall be liable for any loss suffered by Party B if the premises cannot be used normally by Party B due to the fault of Party A, whether inadvertently or negligently.

9.	If Party A intends to transfer all or part of its leasing right to any third party, it shall notify Party B in writing at least one month prior to the transfer and this Agreement will continue to have effect.

10.	During the tenancy, Party A shall ensure that the premises will be used in a safe and normal manner. The premises and its facilities shall be repaired by Party A. Party A shall notify Party B of such repair in advance and shall not cause any inconvenience to Party B. If any such repair to the premises causes any inconvenience to the operation of Party B, Party A shall reduce or waive any rent it receives. Party B may make a request for repair to Party A. Party A shall provide repair service within 5 working days upon receipt of such request. In the event that no repair is made after the given period, Party B may carry out the repair itself and any expenses incurred thereby shall be borne by Party A.

Article 8 Early Termination

1.	During the tenancy, any party may terminate this Agreement by serving the other party a 3-month prior written notice. The parties hereto shall sign a termination agreement after consultation. This Agreement shall remain effective until and unless the termination agreement takes effect.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

2.	Should Party A terminate this Agreement due to the factors such as national development or force majeure, it shall promptly notify Party B in writing of such termination and shall also submit to Party B any relevant documentations issued by the competent government authority. Party A will not make any compensation for the economic loss suffered by Party B in respect thereof, and the rent paid by Party B shall be dealt with in accordance with Article 11.3 hereof.

3.	Party B shall have the right to discharge this Agreement if Party A commits one of the followings:

(1)	Party A fails to provide the premises as scheduled or the premises provided is not in consistent with the conditions described herein, thus posing a material impact on the business operation of Party B;

(2)	Party A fails to perform its obligation to repair the premises, thus posing a material impact on the business operation of Party B,

(3)	Party A violates this Agreement by recovering the premises prior to the expiry hereof;

(4)	Party A has not completed the formalities in connection with the leasing of the premises with the relevant government authority nor paid any costs in relation thereto, and the legality of the leasing is challenged by the relevant government authority.

Article 9 Liabilities for Breach of this Agreement by Party A

1.	Party A shall pay to Party B on a daily basis the liquidated damages of 3% of the monthly rent and the monthly property management fee for each day of delay in handing over the premises. If Party A delays in handing over the leasing zone for over 15 working days, Party B shall have the right to immediately terminate this Agreement. Party A shall fully refund the security deposit of the premises that has been paid, and shall pay to Party B the liquidated damages that is equivalent to the security deposit.

2.	Party A shall pay to Party B any costs in connection with the repair work arranged by Party B due to Party A’s delay in performing its obligation to make the repair or the occurrence of emergency situations (including labor cost), and shall be liable to make compensation for any loss suffered by Party B accordingly. Party B shall also have the right to obtain compensation by ways of offsetting its rent, subject to the provision of valid evidence by Party B. Party A shall be liable for any personal injuries and property damages of Party B’s employees arising from the material quality problems in the premises and its ancillary facilities provided by Party A or any failure on the part of Party A to perform its obligation to repair as agreed by the parties hereto.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

3.	If Party A violates this Agreement to recover the premises in advance, it shall fully refund the security deposit that has been paid, and shall pay to Party B the compensation that is equivalent to three months’ security deposits, and the liquidated damages of 3% of the total rent for the remaining tenancy where Party A has not performed its obligations according to this Agreement. In the event that the liquidated damages are insufficient to cover up the loss of Party B, Party A shall make compensation until all losses of Party B can be made up.

4.	Party A shall fully refund the security deposit that has been paid and shall pay to Party B the liquidated damages that is equivalent to the security deposit if it commits any acts described in Article 8.3(1), (2) and (4).

5.	If Party A fails to refund the security deposit to Party B as required hereby upon expiry of this Agreement or its termination or discharge due to any reasons, it shall pay to Party B a late fine of 3% of the security deposit for each day overdue.

6.	Party A shall be liable to make compensation for any loss suffered by Party B or any additional cost in connection with any defect in title of the premises or illegal leasing of the premises by Party A.

7.	Any liquidated damages and compensations shall be settled in full within 10 days after the party who take the responsibility is confirmed.

Article 10 Liabilities for Breach of this Agreement by Party B

1.	Party A shall have the right to discharge this Agreement and to recover the premises if Party B commits one of the following during the tenancy. Party B shall pay to Party A the liquidated damages of 3% of the total rent for the remaining tenancy where Party B has not performed its obligations according to this Agreement. In the event that the liquidated damages is insufficient to cover up the loss of Party A, Party B shall make compensation until all losses can be made up.

(1)	Party B demolishes, alters and changes the structure of the premises or damages the premises without the written consent of Party A;

(2)	Party B changes the use of the premises stipulated herein or uses the premises for illegal activities, thereby causing harm to the public interest;

(3)	Party B has not paid the rent for over 30 days due to the reasons other than the fault of Party A.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

2.	If Party B, during the tenancy, fails to pay various costs undertaken by it as required hereby within the given period, it shall pay to Party A a late fine of 3% of the amount overdue for each day of delay.

3.	During the tenancy, if Party B terminates the tenancy in advance not in compliance with this Agreement or without the consent of Party A, Party A will deem it as a breach of this Agreement by Party B. Any rent prepaid by Party B shall belong to Party A and no security deposit shall be refunded. Party B shall pay to Party A the liquidated damages of 3% of the total rent for the remaining tenancy where Party B has not performed its obligations according to this Agreement. In the event that the liquidated damages is insufficient to cover up the loss of Party A, Party B shall make compensation until all losses of Party A can be made up.

4.	Party B shall surrender the premises upon expiry of this Agreement. In the event of any surrender after the given time, Party B shall pay to Party A a late fine of 3% of the rent paid by Party A according to this Agreement for each day overdue. Party B shall also be liable for any loss suffered by Party A in connection with the late surrender.

5.	Party B shall, during the tenancy, observe the requirements of the property management company entrusted by Party A with regard to property management. Party B shall be liable to make compensation for any loss suffered by Party A due to the violation by Party B of the property requirements.

Article 11 Disclaimers

1.	During the term of this Agreement, none of the parties hereto shall be liable for any loss suffered by either party due to force majeure, such as typhoons, earthquakes, storms, wars and political changes, or the termination of this Agreement owing to the performance thereof being impossible.

2.	Party A and Party B shall not be liable to each other for any loss suffered by them in connection with the demolition or redevelopment of the premises because of government policy.

3.	In the event of the termination of this Agreement due to the above reasons, the rent of the premises shall be calculated on the basis of the actual duration of occupation of such premises. If the time of occupation is less than a month, then the rent shall be calculated based on the number of days the premises are used. Any surplus paid shall be refunded and any shortfall shall be made up.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

4.	If the premises are seriously damaged and cannot be used due to any reasons other than human factors, and Party A decides not to repair but to demolish them, Party A may notify Party B in writing of its decision within 90 days of the occurrence of such disaster. Upon receipt of such notice by Party B, this Agreement shall be terminated immediately. Party B shall, within 60 days of the termination hereof, move out from the premises and Party A shall not be required to make compensation in respect thereof. Party A shall waive any rent from the date on which the premises are destructed and fully refund the security deposit to Party B. If Party A decides to refurbish the premises, the rent and the security deposit will be charged again from the date on which the refurbishment of the premises is completed. However, Party B shall also have the right to discharge this Agreement at the time when the premises are seriously damaged and cannot be used due to any reasons other than human factors, in which case, Party A shall refund any security deposit received.

Article 12 Dispute Resolutions

This Agreement shall be governed and construed by the laws of the PRC. Any disputes arising from this Agreement shall be resolved by the parties hereto through consultation or by way of an application for mediation. In the event that no agreement can be reached, any party may bring an action to a people’s court with competent jurisdiction according to laws.

Article 13 Right to Lease Additional Office Spaces

Within one year after the duly execution of this Agreement by the parties hereto, Party B shall have the absolute right to lease additional office spaces at D2501 of 25 floor, block D, Technology Building (Torch Building), Tsinghua Science Park with a gross floor area of 1437.55 sq.m. Party A shall not lease the above-mentioned office space to other clients during the said period, and Party B shall pay to Party A the security deposit that is equivalent to three months’ rents and three months’ property management fees, totalling RMB588,982.20. If Party B decides to lease all of the additional office spaces during the said period, the rental charge shall be the same as the rent herein provided and the expiry date of the tenancy shall be identical to that of this Agreement. Party B shall be given a rent-free period of 3 months (including the tenancy for the office spaces at 25 floor), during which, the rent shall be exempted but Party B shall pay to Party A the property management fee (to be calculated at a rate of RMB0.9/da7/sq.m.). If Party B does not lease all of the additional office spaces during the said period, Party A shall deem it as a waiver by Party B of its right to lease additional office spaces. Party A shall then have the right to lease out the above office space and shall fully refund the security deposit (without interest) to Party B.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

Article 14 Absolute Right to Extend the Tenancy

1.	Party B shall have the absolute right to extend the tenancy upon its expiry.

2.	The tenancy may be extended for another 2 years.

3.	The rent for the extended tenancy shall be determined by the parties hereto in the light of market situation at least 3 months prior to the expiry of this Agreement. Such rent (including a property management fee of RMB0.9/day/sq.m.) shall not exceed RMB4.86/sq.m./day.

4.	In the event that Party B does not demand for the extension of tenancy prior to the expiry of this Agreement, Party A shall deem it as a waiver by Party B of its right automatically and shall not deal with it as a breach of this Agreement.

Article 15 Parking Spaces

Party A shall, during the tenancy (including the extended tenancy), provide Party B with 3 fixed parking spaces free of charge and not less than 50 parking spaces with discounted price. Party B shall pay to the property management company a parking management fee of RMB100/space/month in respect of the 3 free-of-charge fixed parking space, and the parking fee for the 50 parking spaces shall be charged at a discount of 15% according to standard charge (including the management fee).

Article 16 Miscellaneous

1.	Any matters that are not covered by this Agreement shall be resolved by Party A and Party B through consultation and a supplemental agreement shall be separately signed. The supplemental agreement shall be taken as an appendix of this Agreement, which shall be equally authentic with this Agreement.

2.	Any matters that are not stipulated in this Agreement and its appendices and the supplemental agreement shall be implemented in accordance with the laws, regulations and policies of the PRC.

3.	This Agreement shall become effective once it is signed and sealed by Party A and Party B. This Agreement is executed in 4 originals, of which Party A shall keep 3 copies and Party B shall keep 2 copies.

4.	This Agreement and its appendices are written in Chinese and this Chinese version shall prevail.

Article 17 Appendices

A floor plan in connection with the relevant floors at Torch Building, Tsinghua Science Park, Beijing, that are leased by Party B (shadowed areas are marked) is attached hereto.

BEIJING TORCH INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

Party A (Seal):	Party B (Seal):

Legal Person (or Authorized Representative) (Signature): [Signed]	Legal Person (or Authorized Representative) (Signature): [Signed & sealed]

Contact Phone No.:	Contact Phone No.:

Name of the Bank:	Name of the Bank:

Account No.:	Account No.:

Date: January 5, 2006	Date: